As filed with the Securities and Exchange Commission on May 11, 2006

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

REPTRON ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Florida	38-2081116
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13700 Reptron Boulevard, Tampa, Florida	33626
(Address of Principal Executive Office)	(Zip Code)

Reptron Electronics, Inc.

2004 Stock Option Plan

(Full title of the plan)

Paul J. Plante

President & Chief Executive Officer

Reptron Electronics, Inc.

13700 Reptron Boulevard

Tampa, Florida 33626

(813) 854-2000

(Name, address, including zip code, and

telephone number, including area code,

of agent for service)

Copies to: A. Jeffery Bird, Esq. Garvey Schubert Barer 11th Floor 121 S.W. Morrison Street Portland, Oregon 97204-3141 (503) 228-3939

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.01 per share	471,666	$6.10	(2)	$2,877,163		$307.86
Common Stock, par value $0.01 per share	528,334	$1.52	(3)	$803,068	(3)	$85.93	(3)

(1)	This registration statement covers 1,000,000 shares of Reptron Electronics, Inc. (“Reptron’) common stock, together with associated stock options, that may be offered or sold pursuant to the Reptron Electronics, Inc. 2004 Stock Option Plan, as amended (the “Plan”). Of these shares, the Company is registering 471,666 shares that are subject to options granted under the Plan and 28,334 shares that are available for future options thereunder. The Board has approved an amendment to the Plan to increase the number of shares of common stock that may be issued pursuant to the Plan from 500,000 shares to the 1,000,000 shares covered by this registration statement, but such increase is subject to shareholder approval, which has not yet been obtained. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate number of shares of common stock that may be offered or issued as a result of the anti-dilution provisions of the Plan.
(2)	Based upon the weighted average exercise price of options granted as of the filing date of this registration statement.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), 457(h) and 457(i) under the Securities Act of 1933. Represents the average of the high and low sales prices of our common stock for May 8, 2006 as reported on the Over the Counter Bulletin Board (which were $1.53 and $1.50, respectively).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the registrant, Reptron Electronics, Inc., a Florida corporation, are incorporated by reference in this registration statement and shall be deemed a part hereof.

(a) The registrant’s annual report on Form 10-K for the year ended December 31, 2005 (including information specifically incorporated into the registrant’s Form 10-K from the registrant’s definitive proxy statement on Schedule 14A).

(b) The registrant’s Current Reports on Form 8-K, filed with the Commission on March 23, 2006.

(c) All other reports filed by the registrant pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2005.

(d) The description of the registrant’s common stock contained in the registrant’s amended registration statement on Form S-3/A, dated August 4, 1997, Registration No. 333-31605, including all amendments and reports filed for the purpose of updating such description.

(e) All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The registrant is a Florida corporation. The registrant’s amended and restated articles of incorporation limit the liability of directors such that no director shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty, except liability for:

Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

Breach of the director’s duty of loyalty to the corporation or its stockholders;

Transactions from which the director derived an improper personal benefit; or

For acts, omissions or transactions which occurred prior to the effective date of the Modified Second Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the “Plan”).

The amended and restated articles of incorporation also provide that if the Florida Business Corporation Act is further amended to further eliminate or limit the liability of a director, then the liability of directors shall be eliminated or limited to the fullest extent permitted by the Florida Business Corporation Act.

The amended and restated bylaws of the registrant also provide that the registrant shall indemnify its officers and directors to the fullest extent not prohibited by the Florida Business Corporation Act. The indemnification provided to officers and directors is only for acts, omissions and transactions occurring after the effective date of the Plan. The registrant must advance or reimburse reasonable expenses incurred by a director or officer prior to the final disposition of the proceeding upon receipt of an undertaking by such person to repay such amount if it is determined that such person is not entitled to indemnification. The registrant shall not advance expenses incurred if the threatened, pending or completed action or proceeding arises out of any acts, omissions or transactions which occurred prior to the effective date of the Plan or it is determined by the Board that the facts demonstrate clearly and convincingly that the person acted in bad faith or in a manner that the person did not believe to be in the best interests of the registrant. No repeal of or modification to the registrant’s articles of incorporation or bylaws may adversely affect any indemnification rights of a director or officer of the registrant who is or was a director or officer at the time of such repeal or modification. To the extent the provisions of the registrant’s articles of incorporation or bylaws provide for indemnification of directors and officers for liabilities arising under the Securities Act of 1933, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act and they are therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The following is an index of all exhibits filed as part of the Registration Statement.

Exhibit No.	Description
4.1	Reptron Electronics, Inc. 2004 Stock Option Plan (filed as Exhibit 10.3 to our annual report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 31, 2005)*

4.2	Amendment No. 1 to the Reptron Electronics, Inc. 2004 Stock Option Plan (filed as Exhibit 10.4 to our annual report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 31, 2005)*

4.3	Amendment No. 2 to the Reptron Electronics, Inc. 2004 Stock Option Plan (filed as Exhibit 10.12 to our annual report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission on March 31, 2006)*

4.4	Amendment No. 3 to the Reptron Electronics, Inc. 2004 Stock Option Plan

5.1	Opinion of Counsel re legality of the Common Stock

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney

*	Previously filed and incorporated by reference.

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on May 11, 2006.

REPTRON ELECTRONICS, INC.

By:	/s/ Paul J. Plante
Paul J. Plante,
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title
/s/ Paul J. Plante Paul J. Plante	President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ Charles L. Pope Charles L. Pope	Chief Financial Officer and Secretary (Principal Financial Officer)

* /s/ Carl R. Vertuca, Jr. Carl R. Vertuca, Jr.	Chairman of the Board and Director

* /s/ Hal Purkey Hal Purkey	Director

* /s/ Robert C. Bradshaw Robert C. Bradshaw	Director

* /s/ Kirk Waldron Kirk Waldron	Director

* /s/ William J. Kullback William J. Kullback	Director

* By:	/s/ Charles L. Pope	May 11, 2006
Charles L. Pope
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Reptron Electronics, Inc. 2004 Stock Option Plan (filed as Exhibit 10.3 to our annual report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 31, 2005)*

4.2	Amendment No. 1 to the Reptron Electronics, Inc. 2004 Stock Option Plan (filed as Exhibit 10.4 to our annual report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the Securities and Exchange Commission on March 31, 2005)*

4.3	Amendment No. 2 to the Reptron Electronics, Inc. 2004 Stock Option Plan (filed as Exhibit 10.12 to our annual report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission on March 31, 2006)*

4.4	Amendment No. 3 to the Reptron Electronics, Inc. 2004 Stock Option Plan

5.1	Opinion of Counsel re legality of the Common Stock

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney